EXHIBIT 4.5

FORM OF SERIES H WARRANT

to Purchase Common Stock of

U.S. Energy Systems, Inc.

Series H Warrant No.

Original Issue Date:

WH –	Number of Shares
* *

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (INCLUDING ANY SECURITIES ISSUABLE UPON EXERCISE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.

Series H Warrant

to Purchase              Shares (Subject to Adjustment) of Common Stock of

U.S. Energy Systems, Inc.

THIS IS TO CERTIFY THAT                     , or its registered assigns, is entitled (subject to Section 11), at any time prior to the Expiration Date, to purchase from U.S. Energy Systems, Inc., a Delaware corporation (the “Company”),              shares (subject to adjustment as provided herein) of the common stock, par value $0.01 per share, of the Company at a purchase price of $0.01 per share (the initial “Exercise Price”, subject to adjustment as provided herein).

This Warrant was issued in connection with the Engagement Letter (as defined in the Purchase Agreement) and is subject to the terms thereof.

1. DEFINITIONS

As used in this Warrant, the following terms have the respective meanings set forth below:

“Affiliate” of, or a Person “Affiliated” with, a specified Person means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliate Transaction” shall have the meaning assigned to it in Section 5.4 hereof.

“Agreed Rate” means the rate of interest announced publicly by Citibank, N.A. in New York, New York, from time to time, as Citibank, N.A.’s base rate.

“Appraisal Procedure” means the following procedure to determine the fair market value as to any security or any other property (in either case, the “Valuation Amount”) for purposes of the definition of Fair Market Value. The Valuation Amount shall be determined in good faith jointly by the Company and the Holder; provided, however, that if such parties are not able to agree on the Valuation Amount within a reasonable period of time (not to exceed twenty (20) Business Days), the Valuation Amount shall be determined by an investment banking firm of national reputation, which firm shall be reasonably acceptable to the Company and the Holder. If the Company and the Holder are unable to agree upon an acceptable investment banking firm within ten (10) days after the date either party proposed that one be selected, the investment banking firm will be selected by an arbitrator located in New York City, New York, selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the investment banking firm (within ten (10) days of his appointment) from a list, jointly prepared by the Company and the Holder, of not more than six investment banking firms of national reputation in the United States, of which no more than three may be named by the Company and no more than three may be named by the Holder. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six. The Company and the Holder shall submit their respective valuations and other relevant data to the investment banking firm, and the investment banking firm shall, within thirty days of its appointment, make its own determination of the Valuation Amount. The determination of the final Valuation Amount by such investment banking firm shall be final and binding upon the parties. The Company shall pay all of the fees and expenses of the investment banking firm and arbitrator (if any) used to determine the Valuation Amount. If required by any such investment banking firm or arbitrator, the Company shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the Company in favor of such investment banking firm or arbitrator and its officers, directors, partners, employees, agents and Affiliates.

“Business Day” means any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Commission” means the Securities and Exchange Commission or any other federal agency then administering the Securities Act and other federal securities laws.

“Common Stock” means the common stock, par value $0.01 per share, of the Company as constituted on the Original Issue Date, and any capital stock into which such Common Stock may thereafter be changed, and shall also include (i) capital stock of the Company of any other class (regardless of how denominated) issued to the holders of shares of any Common Stock upon any reclassification thereof which is also not preferred as to dividends or liquidation over any other class of stock of the Company and which is not subject to redemption and (ii) shares of common stock of any successor or acquiring corporation received by or distributed to the holders of Common Stock of the Company in the circumstances contemplated by Section 4.6 hereof.

“Company” means U.S. Energy Systems, Inc., a Delaware corporation, and any successor corporation.

“Designated Office” shall have the meaning assigned to it in Section 8 hereof.

“Engagement Letter” shall have meaning assigned to it in the Purchase Agreement.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Exercise Date” shall have the meaning assigned to it in Section 2.1(a) hereof.

“Exercise Notice” shall have the meaning assigned to it in Section 2.1(a) hereof.

“Exercise Price” means, in respect of a share of Warrant Stock at any date herein specified, the initial Exercise Price set forth in the preamble of this Warrant, as adjusted from time to time pursuant to Section 4 hereof.

“Expiration Date” means 5:30 P.M., New York City time, on the date 7 years and 6 months after the Original Issue Date.

“Fair Market Value” means, as to any security, the Twenty Day Average of the average closing prices of such security’s sales on all domestic securities exchanges on which such security may at the time be listed (other than The Nasdaq Stock Market), or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on The Nasdaq Capital Market as of 4:00 P.M., New York City time, on such day, or, if on any day such security is not quoted on The Nasdaq Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported on the OTC Bulletin Board, and if not available, the National Quotation Bureau, Incorporated, or any similar or successor organization (and in each such case excluding any trades that are not bona fide, arm’s length transactions). If at any time such security is not listed on any domestic securities exchange or quoted on The Nasdaq Capital Market or the domestic over-the-counter market, the “Fair Market Value” of such security shall be the fair market value thereof as determined in accordance with the Appraisal Procedure, using any appropriate valuation method, assuming an arms-length sale to an independent party. “Fair Market Value” means, with respect to property other than securities, the “fair market value” determined in accordance with the Appraisal Procedure. No amount shall be ascribed to “Fair Market Value” with respect to any non-cash consideration other than a security or other property, as contemplated above.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, in each case in conformity with GAAP applied on a consistent basis, subject, in the case of interim financial statements, to changes resulting from normal audit and year end adjustments.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Holder” means with respect to any Warrant or share of Warrant Stock, the Person in whose name the Warrant or Warrant Stock is registered on the books of the Company maintained for such purpose.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity Event” means (i) the sale, lease, exchange, transfer, conveyance or other disposition (including, without limitation, by merger, consolidation or otherwise), in one or a series of related transactions, of assets constituting all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, (ii) any merger, consolidation, tender offer or other business combination or refinancing or recapitalization that results in the holders of the issued and outstanding voting securities of the Company immediately prior to such transaction beneficially owning or controlling less than a majority of outstanding voting securities of the continuing or surviving entity immediately following such transaction, (iii) any Person or Persons (excluding the Holder and its Affiliates) acting together or which would constitute a “group” for the purposes of Section 13(d) of the Exchange Act, together with any Affiliates thereof, “beneficially owning” (as defined in Rule 13d-3 of the Exchange Act) or controlling, directly or indirectly, at least 50% of the total voting power of all classes of capital stock entitled to vote generally in the election of members of the Board of Directors of the Company, or (iv) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Majority Holder” means the Holder then holding a Warrant or Warrants to acquire a majority of the Warrant Stock, and, if at the applicable time, there is no such Holder, then the Holder holding a Warrant or Warrants to acquire a plurality of the Warrant Stock, all as reflected in the Company’s records.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Original Issue Date” means August 7, 2006, the date on which the Original Warrants were issued by the Company pursuant to the Purchase Agreement.

“Original Warrants” means the Series H Warrants originally issued by the Company pursuant to the Purchase Agreement.

“Outstanding” means, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all issued shares of Common Stock, except shares then owned or held by or for the account of the Company or any Subsidiary, and shall include all shares issuable in respect of outstanding scrip or any certificates representing fractional interests in shares of Common Stock.

“Overseas” means US Energy Overseas Investments LLC and any successor thereto.

“Overseas Operating Agreement” means Overseas’ Amended and Restated Limited Liability Company Agreement, as amended from time to time.

“Overseas’ Warrants” means the warrants to acquire Common Stock issued or issuable pursuant to the Overseas Operating Agreement.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Entity.

“Privilege Waiver” shall mean, as reasonably determined by Company counsel and communicated by such counsel to the relevant Holders, the waiver of any attorney-client privilege (or similar doctrine, including work product doctrine) the waiver of which the Board of Directors determines in good faith is not in the Company’s interest.

“Purchase Agreement” means the Warrant Purchase Agreement by and between the Company, and CS, dated as of August 7, 2006.

“Rights” means any restricted stock, restricted stock unit, option, warrant, convertible security, any type of award contemplated by the 2000 Plan or any other right to acquire Common Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Senior Debt Documents” has the meaning assigned to it in the Purchase Agreement.

“Shareholder Approval” means, with respect to any Warrant, all requisite approvals of the shareholders of the Company in respect of (including the issuance of Warrant Stock issuable upon the exercise of) such Warrant.

“Subsidiary” means any corporation, association, trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the Outstanding voting securities of which are at the time owned or controlled, directly or indirectly, by the Company; or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.

“Twenty Day Average” means, with respect to any prices and in connection with the calculation of Fair Market Value, the average of such prices over the twenty Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined.

“2000 Plan” means the Company’s 2000 Executive Incentive Compensation Plan, as amended from time to time.

“Warrant Price” means an amount equal to (i) the number of shares of Warrant Stock being purchased upon exercise of this Warrant pursuant to Section 2.1 hereof, multiplied by (ii) the Exercise Price.

“Warrants” means the Original Warrants and all Warrants issued upon transfer, division or combination of, or in substitution for, the Original Warrants, or any other Series H Warrant subsequently issued to the Holder pursuant to the Purchase Agreement.

“Warrant Stock” means the shares of Common Stock issued, issuable or both (as the context may require) upon the exercise of Warrants.

2. EXERCISE OF WARRANT

2.1 Manner of Exercise.

(a) From and after the Original Issue Date and at any time before 5:00 P.M., New York time, on the Expiration Date, the Holder of this Warrant may from time to time exercise this Warrant, on any Business Day, for all or any part of the number of shares of Warrant Stock (subject to adjustment as provided herein) purchasable hereunder. In order to exercise this Warrant, in whole or in part, the Holder shall (i) deliver to the Company at its Designated Office a written notice of the Holder’s election to exercise this Warrant (an “Exercise

Notice”) substantially in the form attached to this Warrant as Annex A, which Exercise Notice shall be irrevocable and specify the number of shares of Warrant Stock to be purchased, together with this Warrant and (ii) pay to the Company the Warrant Price. The date on which such delivery and payment shall have taken place being hereinafter sometimes referred to as the “Exercise Date”.

(b) Upon receipt by the Company of such Exercise Notice, surrender of this Warrant and payment of the Warrant Price (in accordance with Section 2.1(c) hereof), the Company shall, as promptly as practicable, and in any event within five (5) Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the shares of Warrant Stock issuable upon such exercise, together with cash in lieu of any fraction of a share, as hereafter provided. The stock certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Notice and shall be registered in the name of the Holder or, subject to compliance with Section 3.3 below, such other name as shall be designated in the Exercise Notice. This Warrant shall be deemed to have been exercised and such certificate or certificates of Warrant Stock shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such shares of Warrant Stock for all purposes, as of the Exercise Date.

(c) Payment of the Warrant Price shall be made at the option of the Holder by one or more of the following methods: (i) by delivery of a certified or official bank check or by wire transfer of immediately available funds in the amount of such Warrant Price payable to the order of the Company, (ii) if the Fair Market Value is greater than the Exercise Price, by instructing the Company to withhold a number of shares of Warrant Stock then issuable upon exercise of this Warrant with an aggregate Fair Market Value equal to such Warrant Price, (iii) by surrendering to the Company shares of Common Stock previously acquired by the Holder with an aggregate Fair Market Value equal to such Warrant Price, or (iv) any combination of the foregoing. In the event of any withholding of Warrant Stock or surrender of Common Stock pursuant to clause (ii), (iii) or (iv) above where the number of shares whose Fair Market Value is equal to the Warrant Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount determined in accordance with Section 2.3 hereof. The Holder may, at its sole election, pay an amount per Warrant Share equal to the par value, or such other amount as is necessary to have fully paid and nonassessable shares of the Company, provided that any such election by a Holder shall not relieve the Company of any liability or obligation it may have under this Warrant.

(d) If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing the shares of Warrant Stock being issued, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased shares of Warrant Stock called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

(e) All Warrants delivered for exercise shall be canceled by the Company.

2.2 Payment of Taxes. All shares of Warrant Stock issuable upon the exercise of this Warrant pursuant to the terms hereof shall be validly issued, fully paid and nonassessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all Liens. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issue or delivery thereof unless such tax or charge is imposed by law upon the Holder. The Company shall not be required to pay any tax or governmental charge which may be issuable upon exercise of this Warrant payable in respect of any transfer involved in the issue and delivery of shares of Warrant Stock in a name other than that of the holder of the Warrants to be exercised, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid..

2.3 Fractional Shares. The Company shall not be required to issue a fractional share of Warrant Stock upon exercise of any Warrant. As to any fraction of a share that the Holder of one or more Warrants, the rights under which are exercised in the same transaction, would otherwise be entitled to purchase upon such exercise, the Company shall pay to such Holder an amount in cash equal to such fraction multiplied by the Fair Market Value of one share of Common Stock on the Exercise Date.

3. TRANSFER, DIVISION AND COMBINATION

3.1 Compliance with Securities Act. The Holder, by acceptance hereof, agrees and, represents that it will comply in all respects with the provisions of this Section 3.1 and further agrees and represents that this Warrant and the Warrant Stock to be issued upon exercise hereof are being acquired for investment for its own account and that such Holder will not offer, sell or otherwise dispose of this Warrant or any Warrant Stock to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act nor applicable state securities laws. This Warrant and all shares of Warrant Stock issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (INCLUDING ANY SECURITIES ISSUABLE UPON EXERCISE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.

In addition, in connection with the issuance of this Warrant, the Holder specifically represents to the Company by acceptance of this Warrant as follows:

(a) The Holder represents that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Warrant and the Warrant Stock to be issued upon exercise hereof. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the Warrant Stock and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in this Warrant or the right of the Holder to rely thereon.

(b) The Holder understands that the securities it is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In addition, the Holder represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(c) The Holder is an investor that can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Stock. The Holder also represents it has not been organized solely for the purpose of acquiring the Warrant and the Warrant Stock.

3.2 Transfer. No transfer (other than any transfer to any Affiliate of any Holder) of any Warrant shall be permitted unless such transfer is of a Warrant representing the right to acquire Warrant Stock attributable to at least 25.0% of the Warrant Stock subject to the Original Warrants. Each new certificate evidencing the Warrant and/or Warrant Stock so transferred shall bear the appropriate restrictive legend set forth in Section 3.1 hereof, except that such certificate shall not bear such restrictive legend, if, in the opinion of counsel for the Company, such legend is not required in order to establish or assist in compliance with any provisions of the Securities Act or any applicable state securities laws. Upon compliance with the provisions of this Section 3.2, each transfer of this Warrant and all rights hereunder, in whole or in part, shall be registered on the books of the Company to be maintained for such purpose, upon surrender of this Warrant at the Designated Office and compliance with the terms hereof, together with a written assignment of this Warrant in the form of Annex B hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes described in Section 2.2 in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned and this Warrant shall promptly be cancelled.

3.3 Mutilation or Loss. Upon receipt by the Company from any Holder of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and an indemnity reasonably satisfactory to the Company (it being understood that the written indemnification agreement and an affidavit of loss of the Holder reasonably acceptable to the Company shall be a sufficient indemnity and no posting of a surety bond will be required) and, in case of mutilation, upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant of like tenor to such Holder; provided, however, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

3.4 Division and Combination. Subject to compliance with the applicable provisions of this Warrant, this Warrant may be divided or combined with other like Warrants upon presentation hereof at the Designated Office, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with the applicable provisions of this Warrant as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

3.5 Expenses. The Company shall prepare, issue and deliver at its own expense any new Warrant or Warrants required to be issued hereunder.

3.6 Maintenance of Books. The Company agrees to maintain, at the Designated Office, books for the registration and transfer of the Warrants.

4. ANTIDILUTION PROVISIONS

The number of shares of Warrant Stock for which this Warrant is exercisable and the Exercise Price shall be subject to adjustment from time to time as set forth in this Section 4.

4.1 [INTENTIONALLY OMITTED].

4.2 Upon Acquisition of Common Stock. If the Company or any Subsidiary shall, at any time or from time to time after the Original Issue Date, directly or indirectly, redeem, purchase or otherwise acquire any shares of Common Stock, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, for a consideration per share (plus, in the case of such options, rights, or securities, the additional consideration required to be paid to the Company upon exercise, conversion or exchange) greater than the Fair Market Value per share of Common Stock immediately prior to such event, then the Exercise Price shall forthwith be lowered to a price equal to the price obtained by multiplying:

(i) the Exercise Price in effect immediately prior to such event by

(ii) a fraction of which (x) the denominator shall be the Fair Market Value per share of Common Stock immediately prior to such event and (y) the numerator shall be the result of dividing:

(A)	(1) the product of (a) the number of shares of Common Stock Outstanding on a fully-diluted basis and (b) the Fair Market Value per share of Common Stock, in each case immediately prior to such event, minus (2) the aggregate consideration paid by the Company in such event (plus, in the case of such options, rights, or convertible or exchangeable securities, the aggregate additional consideration required to be paid to the Company upon exercise, conversion or exchange), by

(B)	the number of shares of Common Stock Outstanding on a fully-diluted basis immediately after such event.

4.3 Provisions Applicable to Adjustments. For the purposes of any adjustment of the Exercise Price pursuant to Section 4.2, the following provisions shall be applicable:

(i) In the case of the issuance of Common Stock, options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Market Value of the non-cash consideration.

(ii) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities:

(A)	the aggregate maximum number of shares of Common Stock that potentially may be deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock at any time during the term thereof shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subparagraph (i) above), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

(B)	the aggregate maximum number of shares of Common Stock that potentially may be deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof at any time during the term thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in paragraph (i) above);

(C)	on any increase in the number of shares or decrease in the effective exercise or conversion price of Common Stock deliverable upon exercise of any such options, rights or securities or conversions of or exchanges of such securities, including any change resulting from the anti-dilution provisions thereof, the Exercise Price shall forthwith be readjusted to such Exercise Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change;

(D)	upon the expiration of any options to purchase or rights to subscribe for Common Stock that shall not have been exercised because such options or rights never fully vested or became fully exercisable, the Exercise Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if the only additional shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such options to purchase or rights to subscribe for Common Stock, and the consideration received therefor was the consideration actually received by the Company for the issue of the options to purchase or rights to subscribe for Common Stock that were exercised, plus the consideration actually received by the Company upon such exercise; and

(E)	no further adjustment of the Exercise Price adjusted upon the issuance of any such options, rights, convertible securities or exchangeable securities shall be made as a result of the actual issuance of Common Stock on the exercise of any such rights or options or any conversion or exchange of any such securities.

4.4 Upon Stock Dividends, Subdivisions or Splits. If, at any time after the Original Issue Date, the number of shares of Common Stock Outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Exercise Price shall be appropriately decreased by multiplying the Exercise Price by a fraction, the numerator of which is the number of shares of Common Stock Outstanding immediately prior to such increase and the denominator of which is the number of shares of Common Stock Outstanding immediately after such increase in Outstanding shares.

4.5 Upon Combinations or Reverse Stock Splits. If, at any time after the Original Issue Date, the number of shares of Common Stock Outstanding is decreased by a combination or reverse stock split of the Outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination or reverse stock split, the Exercise Price shall be appropriately increased by multiplying the Exercise Price by a fraction, the numerator of which is the number of shares of Common Stock Outstanding immediately prior to such decrease and the denominator of which is the number of shares of Common Stock Outstanding immediately after such decrease in Outstanding shares.

4.6 Upon Reclassifications, Reorganizations, Consolidations, Mergers or Dispositions of Assets. In the event of any capital reorganization of the Company, any reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), any consolidation or merger of the Company with or into another Person (where the Company is not the surviving Person or where there is a change in or distribution with respect to the Common Stock) or sale, transfer or other disposition of all or substantially all of the Company’s property, assets or business to another corporation, each Warrant shall after such reorganization, reclassification, consolidation, merger or disposition of assets be exercisable for the kind and number of shares of stock or other securities or property of the Company or of the successor Person resulting from such consolidation or surviving such merger, if any, to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon exercise of such Warrant would have been entitled upon such reorganization, reclassification, consolidation, merger or disposition of assets. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers or dispositions of assets. The Company shall not effect any such reorganization, reclassification, consolidation, merger or disposition of assets unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger or disposition of assets, shall assume, by written instrument, the obligation to deliver to the Holders of the Warrant such shares of stock, securities or assets, which, in accordance with the foregoing provisions, such Holders shall be entitled to receive upon such conversion. The foregoing provisions of this Section 4.6 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers or dispositions of assets.

4.7 Deferral in Certain Circumstances. In any case in which the provisions of this Section 4 shall require that an adjustment shall become effective immediately after a record date of an event, the Company may defer until the occurrence of such event (a) issuing to the Holder of any Warrant exercised after such record date and before the occurrence of such event the shares of capital stock issuable upon such exercise by reason of the adjustment required by such event and issuing to such Holder only the shares of capital stock issuable upon such exercise before giving effect to such adjustments, and (b) paying to such Holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 2.3 above; provided, however, that the Company shall deliver to such Holder an appropriate instrument or due bills evidencing such Holder’s right to receive such additional shares or such cash.

4.8 Reserved.

4.9 Voluntary Reduction. The Company from time to time may reduce the Exercise Price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period; provided, however, that in no event may the Exercise Price be less than the par value of a share of Common Stock. Whenever the Exercise Price is reduced, the Company shall mail to all Holders a notice of the reduction. The Company shall mail the notice at least 15 days before the date the reduced Exercise Price takes effect. The notice shall state the reduced Exercise Price and the period it will be in effect.

4.10 Appraisal Procedure. In any case in which the provisions of this Section 4 shall necessitate that the Appraisal Procedure be utilized for purposes of determining an adjustment to the Exercise Price, the Company may defer until the completion of the Appraisal Procedure and the determination of the adjustment (1) issuing to the Holder of any Warrant exercised after the date of the event that requires the adjustment and before completion of the Appraisal Procedure and the determination of the adjustment, the shares of capital stock issuable upon such exercise by reason of the adjustment required by such event and issuing to such Holder only the shares of capital stock issuable upon such exercise before giving effect to such adjustment and (2) paying to such Holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 2.3 above; provided, however, that the Company shall deliver to such Holder an appropriate instrument or due bills evidencing such Holder’s right to receive such additional shares or such cash.

4.11 Adjustment of Number of Shares Purchasable. Upon any adjustment of the Exercise Price as provided in Section 4.2, 4.4, 4.5 and 4.6, the Holders of the Warrants shall thereafter be entitled to purchase upon the exercise thereof, at the Exercise Price resulting from such adjustment, the number of shares of Warrant Stock (calculated to the nearest 1/100th of a share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Warrant Stock issuable on the exercise hereof immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

4.12 Increase of Number of Shares Purchasable. After giving effect to all other provisions in this Article 4, the number of shares purchasable upon exercise of this Warrant shall be increased when the Exercise Price is adjusted to an amount below the then existing par value of the Warrant Shares, including successive adjustments to the Exercise Price to an amount further below the then existing par value. The number of additional shares purchasable upon exercise of this Warrant shall be equal to number obtained by dividing the result of subsection (i) by the result of subsection (ii):

(i) The number of shares purchasable upon exercise of the Warrants before application of this Section 4.12 times the difference between the then existing par value per Warrant Share minus the adjusted Exercise Price.

(ii) The difference between the Fair Market Value of the Company’s Common Stock on the Exercise Date minus the then existing par value per Warrant Share.

4.13 Form of Warrants. Irrespective of any adjustments of the number of shares purchasable or of the Exercise Price, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

4.14 Changes in Securities. Notwithstanding any provision in this Section 4 to the contrary and without limitation to any other provision contained in this Section 4, in the event any securities of the Company are amended, modified or otherwise altered by operation of its terms or otherwise in any manner whatsoever (including through the anti-dilution provisions thereof) that results in (i) the reduction of the effective exercise, conversion or exchange price of such securities payable upon the exercise for, or conversion or exchange into, Common Stock or other securities exercisable for, or convertible or exchangeable into, Common Stock and/or (ii) such securities becoming exercisable for, or convertible or exchange into (A) more shares or dollar amount of such securities which are, in turn exercisable for, or convertible or exchangeable into, Common Stock, or (B) more shares of Common Stock, then such amendment, modification or other alteration shall be treated for purposes of Section 4 as if the securities which have been amended, modified or altered had never been issued and new securities have been issued with the amended or modified terms. The Company shall make all necessary adjustments (including successive adjustments if required) to the Exercise Price in accordance with Section 4, but in no event shall the Exercise Price be greater than it was immediately prior to the application of this Section 4.14 to the amendment, modification or alteration in question.

4.15 Maximum Exercise Price. Except as provided in Section 4.5 above, at no time shall the Exercise Price per share of Common Stock exceed the amount set forth in the first paragraph of the preamble of this Warrant.

4.16 Exceptions. Notwithstanding anything to the contrary, Section 4 shall not apply to (i) the exercise of Rights to acquire up to 8,703,273 shares of Common Stock as disclosed on Schedule 3.1(c) to the Purchase Agreement, (ii) the issuance and exercise of Rights to acquire up to 2,431,484 shares of Common Stock to be granted pursuant to the 2000 Plan, (iii) issuance and exercise of Rights to acquire up to 500,000 shares of Common Stock that may be granted (in addition to those made pursuant to the 2000 Plan) pursuant to any employee benefit plan (as such term is defined in Rule 405 promulgated under the Act) that may be adopted after the Original Issue Date by the Board of Directors of the Company and approved by the stockholders of the Company, (iv) the issuance of up to 100,940 shares of Common Stock upon conversion of the Company’s Class B Preferred Stock, up to 310,472 shares of Common Stock upon conversion or exchange of the Company’s Class C Preferred Stock, including any additional shares of Common Stock thereunder to the anti-dilution adjustment provisions of the Series C Preferred Stock; (v) the issuance of up to 1,900,000 shares of Common Stock upon the conversion or exchange of the Class B Units issued or issuable pursuant to the Overseas Operating Agreement, (vi) the issuance and exercise of up to an aggregate of 500,000 shares of Common Stock issuable pursuant to the Overseas Warrants, (vii) the issuance and exercise of up to (A) all shares of Common Stock pursuant to the warrants issued to Kenmont Special Opportunities Master Fund, L.P. and (B) all shares of Common Stock pursuant to the warrants issued to Silver Point Capital Partners Group, LLC or its registered assigns, (viii) the issuance of equity securities to the seller or sellers in connection with an acquisition of a business or substantially all of the assets of a business so long as none of the sellers is, immediately prior to the consummation of such transaction, an Affiliate of the Company, (ix) securities issued in a public offering registered under the Securities Act so long as the issuance is for gross cash consideration that represents no greater than a 5% discount to the Fair Market Value on the effective date of the registration statement with respect to such offering, (x) securities issued pursuant to a financing after the Original Issue Date in which CS (or its Affiliates) provide more than 75% of the funding, and (xi) the issuance and exercise of Warrant Stock pursuant to the Warrants. The numbers of shares set forth in this Section 4.16 are subject to adjustment for the matters contemplated by Sections 4.4, 4.5 and 4.5 herein.

4.17 Notice of Adjustment of Exercise Price. Whenever the number of shares of Common Stock for which this Warrant is exercisable or the Exercise Price is adjusted as herein provided:

(i) the Company shall compute the adjusted Exercise Price in accordance with this Section 4 and shall prepare a certificate signed by the treasurer or chief financial officer of the Company setting forth the adjusted Exercise Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at the Designated Office; and

(ii) a notice stating that the Exercise Price has been adjusted and setting forth the adjusted Exercise Price shall forthwith be prepared by the Company, and as soon as practicable after it is prepared, such notice shall be mailed by the Company at its expense to all Holders at their last addresses as they shall appear in the warrant register.

4.18 Independent Application. Except as otherwise provided herein, all subsections of this Section 4 are intended to operate independently of one another (but without duplication). If an event occurs that requires the application of more than one subsection, all applicable subsections shall be given independent effect without duplication.

5. NO IMPAIRMENT; REGULATORY COMPLIANCE AND COOPERATION; AFFILIATE TRANSACTIONS; NOTICE OF EXPIRATION

5.1 No Impairment. The Company shall not by any action, including, without limitation, amending its charter documents or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other similar voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Warrant Stock upon the exercise of this Warrant, free and clear of all Liens, and shall use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant. The Company shall not take any action, enter into any transaction or suffer to exist any event, action or state of facts that would cause the Exercise Price to be adjusted below the then existing par value of Common Stock (unless the Common Stock is changed to capital stock with no par value); provided, however, that nothing herein will prevent the operation of any other provision of this Warrant, including the anti-dilution provisions of Section 4.

5.2 No Dilution. If any event shall occur as to which the provisions of Section 4 are not strictly applicable but the failure to make any adjustment would adversely affect the purchase rights represented by the Warrant in accordance with the essential intent and principles of such Section (including, without limitation, the issuance of securities other than Common Stock which have the right to participate in distributions to the holders of Common Stock, the granting of “phantom stock” rights or “stock appreciation rights”), then, in each such case, the Company shall, upon the request of any Holder, appoint an investment banking firm of recognized national standing, or any other financial expert that does not (or whose directors, officers, employees, affiliates or stockholders do not) have a direct or material indirect financial interest in the Company or any of its Subsidiaries, who has not been, and, at the time it is called upon to give independent financial advice to the Company, is not (and none of its directors, officers, employees, affiliates or stockholders are) a promoter, director or officer of the Company or any of its Subsidiaries, which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Section 4, necessary to preserve, without dilution, the purchase rights, represented by this Warrant. Prior to such determination by such investment banking firm, the Company and the requesting Holder(s), respectively, shall specify the amount, if any, of the adjustment that such party has determined in good faith to be appropriate. The adjustment determined by the investment banking firm shall be within the range of the adjustments thus proposed by the parties, and the costs and fees of such investment banking firm shall be allocated proportionately between the Company, on one hand, and the Holder(s), on the other, based on the respective differences between the amount of the adjustment as determined by such investment banking firm and the amounts of such adjustment proposed by the Company and the Holder(s). Upon receipt of such opinion, the Company will promptly mail a copy thereof to the holders of the Warrants and shall make the adjustments described therein.

5.3 Other Agreements. The Company is not a party to or bound in any manner under, and covenants that it will not enter into at any time after the date hereof, any agreement or contract (whether written or oral) with respect to any of its securities which prevents the Company from complying in any respect with the rights granted by the Company hereunder.

5.4 Affiliate Transactions. So long as the Holder is entitled to purchase any shares of Common Stock, without the prior written consent or vote of the Majority Holder, the Company shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its securities, properties or assets to, or purchase any securities, property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless: (i) the Affiliate Transaction is on terms that are no less favorable in the aggregate to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with a person that is not an Affiliate, and (ii) the Company delivers to the Holder, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100,000, an officers’ certificate certifying that such Affiliate Transaction complies with clause (i) above. Notwithstanding the foregoing, Section 5.4 should only apply to the extent that the Company does not have its Common Stock listed on The Nasdaq Stock Market or the New York Stock Exchange.

6. RESERVATION AND AUTHORIZATION OF COMMON STOCK

6.1 Reservation. The Company shall at all times reserve and keep available for issuance upon the exercise of the Warrants such number of its authorized but unissued shares of Common Stock as will be required for issuance of the Warrant Stock. All shares of Warrant Stock issuable pursuant to the terms hereof, when issued upon exercise of this Warrant with payment therefor in accordance with the terms hereof, shall be duly and validly issued and fully paid and nonassessable, not subject to preemptive rights and shall be free and clear of all Liens. Before taking any action that would result in an adjustment in the number of shares of Warrant Stock for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction over such action. If any shares of Warrant Stock required to be reserved for issuance upon exercise of Warrants require registration or qualification with any Governmental Entity under any federal or state law (other than under the Securities Act or any state securities law) before such shares may be so issued, the Company will in good faith and as expeditiously as possible and at its expense endeavor to cause such shares to be duly registered.

6.2 Corporate Action. Before taking any action that would cause an adjustment reducing the Exercise Price below the then par value (if any) of the shares of Warrant Stock deliverable upon exercise of the Warrant or that would cause the number of shares of Warrant Stock issuable upon exercise of the Warrant to exceed (when taken together with all other Outstanding shares of Common Stock) the number of shares of Common Stock that the Company is authorized to issue, the Company will take any corporate action that, in the opinion of its counsel, is necessary in order that the Company may validly and legally issue the full number of fully paid and nonassessable shares of Warrant Stock issuable upon exercise of the Warrant at such adjusted exercise price.

7. NOTICE OF CORPORATE ACTIONS; TAKING OF RECORD; TRANSFER BOOKS

7.1 Notices of Corporate Actions.

In case:

(a) the Company shall grant to the holders of its Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class; or

(b) the Company shall declare to the holders of its Common Stock any dividend or distribution; or

(c) of any reclassification of the Common Stock (other than a subdivision or combination of the Outstanding shares of Common Stock), or of any consolidation, merger or share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

(d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(e) the Company or any Subsidiary shall commence a tender offer for all or a portion of the Outstanding shares of Common Stock (or shall amend any such tender offer to change the maximum number of shares being sought or the amount or type of consideration being offered therefor);

then the Company shall cause to be filed at the Designated Office, and shall cause to be mailed to all Holders at their last addresses as they shall appear in the warrant register, at least 20 Business Days prior to the applicable record, effective or expiration date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record who will be entitled to such dividend, distribution, rights or warrants are to be determined, (y) the date on which such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up, or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of the amendment thereto). Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Exercise Price and the number and kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon exercise of the Warrants. Neither the failure to give any such notice nor any defect therein shall affect the legality or validity of any action described in clauses (a) through (e) of this Section 7.1 and nothing herein shall require any notice to the extent that it would result in the violation of applicable federal securities laws.

7.2 Taking of Record. In the case of all dividends or other distributions by the Company to the holders of its Common Stock with respect to which any provision hereof refers to the taking of a record of such holders, the Company will in each such case take such a record and will take such record as of the close of business on a Business Day.

7.3 Closing of Transfer Books. The Company shall not at any time close its stock transfer books or warrant transfer books so as to result in preventing or delaying the exercise or transfer of any Warrant.

8. OFFICE OF THE COMPANY

As long as any of the Warrants remain outstanding, the Company shall maintain an office or agency, which may be the principal executive offices of the Company (the “Designated Office”), where the Warrants may be presented for exercise, registration of transfer, division or combination as provided in this Warrant. Such Designated Office shall initially be the office of the Company at 545 Madison Ave., 6th Floor, New York, New York, 10022. The Company may from time to time change the Designated Office to another office of the Company or its agent within the United States by notice given to all registered Holders at least ten (10) Business Days prior to the effective date of such change.

9. FINANCIAL AND BUSINESS INFORMATION

9.1 Financial Statements. At the request of the Holder, at any time after the Senior Debt Documents have been terminated, Company shall deliver to the Holder:

(a) Monthly Reports. As soon as available, and in any event within 30 days after the end of each month (including months which began prior to the Original Issue Date, the balance sheets of the Company and its Subsidiaries as at the end of such month (on a consolidated and consolidating basis, when available) and the related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month (in consolidated and, with respect to statements of income, consolidating form when available), setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto and any other operating reports prepared by management for such period; provided, however that the Holder shall execute and deliver to the Company a confidentiality agreement that is reasonably acceptable to the Company.

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (other than the fourth fiscal quarter), the consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(d) Shareholder Documents. Simultaneously with any distribution of any document to the shareholders of the Company generally, any such document so distributed; and

(e) Additional Filings. So long as the Company or its successor makes periodic filings with the SEC, copies of all reports, statements or other notices immediately upon making such filings.

9.2 Access. Except to the extent it would constitute a Privilege Waiver, the Company shall permit Holders, who together with their Affiliates, own Warrants to acquire a number of shares of Warrant Stock constituting more than 2.5% of the then outstanding Common Stock, reasonable access, upon reasonable advance notice, to the Holder, the Affiliates of the Holder and each of their respective officers, employees, advisors, counsel and other authorized representatives, during normal business hours, to all of the books, records and properties of the Company and its Subsidiaries and all of the officers and employees of the Company and such Subsidiaries. It shall be a condition to the Company’s obligations under this Section 9.2 that the Holder execute and deliver to the Company a confidentiality agreement that is reasonably acceptable to the Company.

10. DILUTION FEE

(a) In the event that any dividends are declared or paid or any other distribution is made on or with respect to the Common Stock, the Holder of this Warrant as of the record date established by the Board of Directors for such dividend or distribution on the Common Stock shall be entitled to receive a fee (the “Dilution Fee”) in an amount (whether in the form of cash, securities or other property) equal to the amount (and in the form) of the dividends or distribution that such Holder would have received had the Warrant been exercised as of the date immediately prior to the record date for such dividend or distribution, such Dilution Fee to be payable on the same payment date established by the Board of Directors for the payment of such dividend or distribution; provided, however, that if the Company declares and pays a dividend or distribution on the Common Stock consisting in whole or in part of Common Stock, then no such Dilution Fee shall be payable in respect of the Warrant on account of the portion of such dividend or distribution on the Common Stock payable in Common Stock and in lieu thereof the adjustment in Section 4 hereof shall apply. The record date for any such Dilution Fee shall be the record date for the applicable dividend or distribution on the Common Stock, and any such Dilution Fee shall be payable to the Persons in whose name the Warrant is registered at the close of business on the applicable record date.

(b) No dividend shall be paid or declared on any share of Common Stock (other than dividends payable in Common Stock for which an adjustment was made pursuant to Section 4 hereof), unless the Dilution Fee, payable in the same consideration and manner, is simultaneously paid or provided for, as the case may be, in respect of this Warrant in an amount determined as set forth above. For purposes hereof, the term “dividends” shall include any pro rata distribution by the Company, out of funds of the Company legally available therefor, of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings other than liquidation.

(c) Prior to declaring any dividend or making any distribution on or with respect to shares of Common Stock, the Company shall take all prior corporate action necessary to authorize the issuance of any securities payable as the Dilution Fee in respect of the Warrant.

11. SHAREHOLDER APPROVAL

(a) Notwithstanding anything to the contrary contained herein, this Warrant shall not be exercisable unless Shareholder Approval is obtained; provided, however, that (i) if Shareholder Approval is not obtained within 90 days after the Original Issue Date; provided that the Company will have up to an additional 60 days to obtain the Shareholder Approval to the extent such additional days are necessary to resolve any issues arising during the Commission’s review of the Company’s shareholder solicitation materials, should such a review be conducted by the Commission, (ii) if the shareholders of the Company, at a duly convened meeting called for, among other things, such purpose, fail to provide Shareholder Approval, or (iii) if, prior to Shareholder Approval, a Liquidity Event occurs, then this Warrant together with all other Warrants issuable pursuant to the Purchase Agreement, shall be exercisable solely for the maximum number of shares of Warrant Stock that may be issued without Shareholder Approval under any applicable Nasdaq rules and regulations and this Warrant shall terminate, without the payment of any penalty or premium under the terms of this Warrant or the Warrant Purchase Agreement (except to the extent the Company has not used its reasonable best efforts to obtain Shareholder Approval) as to that number of shares of Warrant Stock in excess thereof; provided, further, however, that this Warrant shall be fully exercisable and the foregoing limitations shall not apply if the Company delivers to the Holders a determination letter from The Nasdaq Stock Market that the Company has been relieved of all requirements for Shareholder Approval.

(b) In the event that more than one Warrant is issued pursuant to the Purchase Agreement, then the provisions of this and such other Warrants issuable pursuant to such agreement shall be proportionately applied so as to give effect to this Section 11 with respect to all such Warrants.

(c) All provisions in this Section 11 are subject to, and are to be read in conjunction with, the Engagement Letter, including without limitation, Section 5 thereof, and to the extent there is any inconsistency between the Engagement Letter and this Warrant, the Engagement Letter shall prevail.

12. MISCELLANEOUS

12.1 No Implied Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

12.2 Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed postage prepaid by registered or certified mail or transmitted by facsimile transmission (with immediate telephonic confirmation thereafter), If to the Holder:

Attn.:
Email:
Fax:

or	(b) If to the Company:

U.S. Energy Systems, Inc.
545 Madison Ave., 6th Floor
New York, NY 10022
	Attn.:	Asher E. Fogel Chief Executive Officer
	Voice:	(212) 588-8901
	Fax:	(212) 588-1635

with a copy to (which shall not constitute notice):

Robinson Brog Leinwand Greene Genovese & Gluck P.C.
1345 Avenue of the Americas
New York, NY 10105
	Attention:	S. Asher Gaffney
	Voice:	(212) 603-6326
	Fax:	(212) 956-2164

or at such other address as the parties each may specify by written notice to the others, and each such notice, request, consent and other communication shall for all purposes of the Warrant be treated as being effective or having been given when delivered if delivered personally, upon receipt of facsimile confirmation if transmitted by facsimile, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

12.3 Indemnification. If the Company fails to make, when due, any payments provided for in this Warrant, the Company shall pay to the Holder hereof (a) interest at the Agreed Rate on any amounts due and owing to such Holder and (b) such further amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees and expenses incurred by such Holder in collecting any amounts due hereunder. The Company shall indemnify, save and hold harmless the Holder hereof and the Holders of any Warrant Stock issued upon the exercise hereof from and against any and all liability, loss, cost, damage, reasonable attorneys’ and accountants’ fees and expenses, court costs and all other out-of-pocket expenses incurred in connection with or arising from any default hereunder by the Company or the enforcement of its rights hereunder as against the Company. This indemnification provision shall be in addition to the rights of such Holder or Holders to bring an action against the Company for breach of contract based on such default hereunder.

12.4 Limitation of Liability. No provision hereof, in the absence of affirmative action by the Holder to purchase shares of Warrant Stock, and no enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder to pay the Exercise Price for any Warrant Stock other than pursuant to an exercise of this Warrant or any liability as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder of the Company and nothing contained in this Warrant shall be construed as conferring upon the Holder the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company.

12.5 Remedies. Each Holder of Warrants and/or Warrant Stock, in addition to being entitled to exercise its rights granted by law, including recovery of damages, shall be entitled to specific performance of its rights provided under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees, in an action for specific performance, to waive the defense that a remedy at law would be adequate.

12.6 Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the permitted successors and assigns of the Holder hereof. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and to the extent applicable, all Holders of shares of Warrant Stock issued upon the exercise hereof (including transferees), and shall be enforceable by any such Holder.

12.7 Amendment. This Warrant and all other Warrants may be modified or amended or the provisions hereof waived only with the written consent of the Company and a majority-in-interest of the Holders. Notwithstanding the foregoing, without a Holder’s written consent no such modification, amendment or waiver shall affect adversely such Holder’s rights hereunder in a discriminatory manner inconsistent with its adverse effects on rights of other

Holders hereunder (other than as reflected by the different number of shares of Warrant Stock held by such Holders). This Warrant cannot be changed, modified, discharged or terminated by oral agreement.

12.8 Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Warrant.

12.9 Headings. The headings and other captions in this Warrant are for the convenience and reference only and shall not be used in interpreting, construing or enforcing any provision of this Warrant.

12.10 Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS WARRANT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

12.11 Waiver of Jury Trial. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE COMPANY AND CS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION AGREEMENTS OR THE TRANSACTIONS RELATED THERETO.

12.12 Aggregation of Stock. All Warrant Stock held by or acquired by Affiliated Persons will be aggregated together for the purpose of determining the availability of any rights under this Warrant.

12.13 Entire Agreement. This Warrant contains the entire agreement with respect to the subject matter hereof and supersedes and replaces all other prior agreements, written or oral, with respect to the subject matter hereof.

[Execution Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of the Original Issue Date.

U.S. ENERGY SYSTEMS, INC.

By:
Name:
Title: